Exhibit 10.31

November 17, 2014

VIA HAND DELIVERY

Curt Sacks
263 Old Adobe Rd.
Los Gatos, CA 95032

Curt,

Further to our recent discussion, this letter (“Agreement”) confirms that you have decided to end your employment with GigOptix, Inc., a Delaware Corporation (“GigOptix”) and GigOptix has agreed to accept your resignation, effective November 17, 2014.  This letter also will confirm that GigOptix is agreeable to offering you a special separation package in connection with the cessation of your employment.  Set forth below are the terms of the separation package which GigOptix is offering you:

1.            Effective November 17, 2014 (“Separation Date”), your employment with GigOptix is terminated for all purposes.

2.            Your final paycheck, including all salary and accrued but unused vacation pay (or paid time off, as the case may be), if any, through November 17, 2014, less applicable withholdings and deductions, will be paid to you on the Separation Date.

3.            Subject to the conditions set forth herein, GigOptix agrees to provide you with the following separation benefits (“Enhanced Separation Package”):

a.            GigOptix will provide you with the equivalent of twelve (12) months of your base salary at your prior base salary rate of $254,100 annually (for a total of $254,100), less applicable deductions and withholdings (the “Separation Payment”).  The Separation Payment will be made to you on the Separation Date, but no earlier than the Effective Date of this Agreement (as defined below). GigOptix will issue you a form W-2 reflecting the Separation Payment.

b.            Immediately prior to the Separation Date, you had 78,345 unvested Restricted Stock Units that are the accumulation of four separate grants (two on February 7, 2014 (5,625 unvested shares and 17,500 unvested shares, each vesting on February 1, 2015), and two on August 1, 2013 (25,029 unvested shares and 30,189 unvested shares, vesting quarterly through May 1, 2015 and May 1, 2017, respectively) (collectively, the “RSUs”)).  As part of the Enhanced Separation Package, each of these unvested RSUs shall be fully and indefeasibly vested on the Separation Date, but no earlier than the Effective Date of this Agreement, and each such grant agreement is hereby amended to the extent necessary to permit such vesting.  Separately, you acknowledge that there are an additional 52,500 RSUs that were granted to you on February 7, 2014, which are unvested, but which are not being accelerated by GigOptix (pursuant to the terms of this Agreement or otherwise).  Finally, you acknowledge that you have 119,512 unvested stock options, for which the exercise price of said stock options are below the current price for which GigOptix stocks trades, and the vesting on those stock options are not being accelerated pursuant to the terms of this Agreement (or otherwise).

c.            You may continue your participation in the GigOptix group health insurance plan in accordance with the Consolidated Omnibus Budget Reconciliation Act (“COBRA”).  If you properly and timely elect to continue such group health insurance coverage, GigOptix will, for the first twelve (12) months of such continuation coverage, directly pay to the group health plan the applicable employer portion of all premiums on your behalf; provided, however, this offer is made under and subject to COBRA rules and regulations and the terms, conditions and limitations in the applicable plans, including those regarding co-payments, employee and dependent coverage premiums and conditions for eligibility, and deductibles.  In addition to any other requirements or conditions imposed on you by GigOptix’ health care plan(s), your failure to pay the applicable employee portion of the COBRA premiums will, if such failure to pay leads to termination of COBRA coverage, immediately terminate GigOptix’ obligation to pay the applicable employer portion of the COBRA premiums as described above.

d.            You understand and agree that you will receive only those payments and benefits specifically stated in this Agreement (Paragraph 3 (a)-(c)), and that you will not receive any other termination or severance payment, any compensation or any other benefits that GigOptix may provide to its employees from time to time or which GigOptix has provided to others at any time prior to the date of this Agreement (including, but not limited to, outplacement services, bonuses, rights to cash payments arising from GigOptix’ stock options and incentive stock grants), except those benefits previously provided in which you may have a vested right solely as a consequence of your employment with GigOptix prior to the Separation Date.  You hereby waive and release your right to any such termination or severance payments and any such other compensation, perquisites or benefits that you might otherwise be entitled to receive pursuant to GigOptix’ policies or practice, or employment agreement or contract or offer letter.

4.            In consideration of this Agreement, you, on behalf of yourself and your representatives, agents, estate, heirs, successors and assigns, agree to and do hereby forever waive, release and discharge GigOptix, and each of its affiliated or related entities, corporations, parent corporations, subsidiaries, predecessors, successors, assigns, divisions, owners, stockholders, board members, partners, directors, officers, attorneys, insurers, benefit plans, employees and agents, whether previously or hereinafter affiliated in any manner, as well as all persons or entities acting by, through, or in concert with any of them (collectively, the “Released Parties”), from any and all claims, debts, contracts, obligations, promises, controversies, agreements, liabilities, demands, expenses, disputes, agreements, damages, attorneys' fees, or complaints of any nature whatsoever, whether or not now known, suspected, claimed, matured or unmatured, existing or contingent, from the beginning of time until the moment you have signed this Agreement, against the Released Parties (whether directly or indirectly), or any of them, by reason of any act, event or omission concerning any matter, cause or thing, including, without limiting the generality of the foregoing, any claims related to or arising out of (i) your employment or its termination, (ii) any contract or agreement (express or implied) between you and any of the Released Parties (including, but not limited to, any agreement regarding equity-based compensation), (iii) any tort or tort-type claim, (iv) any federal, state or governmental constitution, statute, regulation or ordinance, including but not limited to the U.S. Constitution, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act (ADEA), the Americans With Disabilities Act, the Employee Retirement Income Security Act of 1974, the Sarbanes-Oxley Act of 2002, and any state or local statute of similar effect, including, without limitation the California Fair Employment and Housing Act, the California Family Rights Act, as amended, and the California Labor Code, (v) any impairment of your ability to obtain subsequent employment, and (vi) any permanent or temporary disability or loss of future earnings.  For the purpose of implementing a full and complete release and discharge of the Released Parties, you expressly acknowledge that this Agreement is intended to include and does include in its effect, without limitation, all claims which you do not know or suspect to exist in your favor against the Released Parties, or any of them, at the moment of execution hereof, and that this Agreement expressly contemplates the extinguishment of all such claims.  The only claims that are not included in this release, as set forth in this Paragraph 4, is a claim for workers’ compensation and unemployment insurance benefits, but you represent that you have not suffered any type of injury which you believe to be work-related.

5.            You acknowledge and agree that a portion of the Enhanced Separation Package is being provided to you by GigOptix for the specific purpose of obtaining the ADEA waiver specified above.  You also acknowledge that no waiver provided herein shall be deemed a waiver of a claim challenging the validity of such ADEA waiver.

6.            You acknowledge and agree that, absent compulsion of court order, you will not sue or otherwise institute, cause to be instituted, or in any way voluntarily participate or assist in the prosecution of, any complaints against the GigOptix or any of the Released Parties by any non-governmental third party in any federal, state, or other court, administrative agency or other forum concerning any claims released herein.  You also affirm that you are waiving all rights to, and will not participate in, any monetary award obtained in connection with any subsequent complaint or lawsuit filed against GigOptix or any of the Released Parties by any person.  Your obligations under this Paragraph 6 are subject to your rights under Paragraph 7 of this Agreement.

7.            Nothing in this Agreement prevents you from filing a charge with, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission or similar state agencies.  Likewise, nothing in this Agreement shall prevent the EEOC or any other government agency from separately enforcing Title VII, the ADEA and/or any other employment discrimination law.  However, you acknowledge that you may not recover any monetary benefits in connection with any such charge, proceeding or enforcement.

8.            You hereby expressly waive and relinquish any and all rights and benefits you have or may have under California Civil Code, Section 1542, which provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

You acknowledge that you may hereafter discover facts different from or in addition to those which now know or believe to be true with respect to the matters released in Paragraphs 4, 5, and 6, above, and agree that the release so given in Paragraphs 4, 5 and 6 shall be and remain in effect as a full and complete release of the respective claims, notwithstanding any such different or additional facts.

9.            You represent that as of the date you sign this Agreement, you have returned to GigOptix all company property and materials, including but not limited to, if applicable, computers (whether a desktop or laptop), secure ID cards, personal (hand-held) digital assistants (sometimes known as “PDAs”), printers, fax machines, scanners, copiers, mobile phones, company credit cards and telephone cards, manuals, building keys and passes, courtesy parking passes, software programs and data compiled with the use of those programs, software passwords or codes, as well as anything embodying or containing confidential, proprietary or trade secret information of GigOptix, including but not limited to tangible or electronic copies of technical manuals or information, sales forecasts, names and addresses of GigOptix customers and potential customers, customer lists, customer contacts, sales and pricing information, sales forecasts, memoranda, sales brochures, business or marketing plans, reports, projections, employee lists and/or contact information and any and all other information or property previously held or used by you that was related to your employment with GigOptix (“Company Property”).  You represent that you have not and will not take by download or otherwise any Company Property.  You agree that, hereafter, in the event that you discover any Company Property in your possession, whether in electronic form or otherwise, you will immediately return such materials to the Company.

10.         You hereby reaffirm any pre-existing confidentiality and non-disclosure obligations to GigOptix under its Code of Business Conduct and Ethics, company policies, and any confidentiality agreement and/or proprietary information agreement expressly executed by you, as well as any non-solicitation obligations under any non-solicitation agreement expressly executed by you, to the fullest extent permitted by law.

11.         You agree that for a period of ten (10) years thereafter, you shall not, in any communication with any person or entity, including any actual or potential customer, client, investor, vendor, or business partner of GigOptix, or any third party media outlet, make any derogatory or disparaging or critical negative statements – orally, written or otherwise – against GigOptix, or any of its directors, officers, agents, employees, contractors, or affiliated persons or entities.  You also agree that unless compelled by valid legal process you will not give or offer to provide any testimony in connection with any claim, action, or demand brought against GigOptix which concerns GigOptix, your employment or the cessation of your employment with GigOptix, GigOptix’ business practices, its customers and/or prospective customers, its products, and/or any other any other aspect of GigOptix’ business, its directors, officers, agents, employees, contractors, or affiliated persons or entities.  Further, you agree that should you be called as a witness or to provide testimony in any case pending or threatened against GigOptix, you and/or your counsel will contact GigOptix’ counsel of record, Jeffrey C. Selman of Crowell & Moring, LLP (at 415.365.7442) immediately, but in no event later than 20 days before you are to be deposed or to testify as a witness so that GigOptix can take whatever precautionary measures it deems necessary to protect from disclosure any of its proprietary and/or confidential information and/or documents.

You hereby agree to provide any and all necessary assistance to and cooperation with GigOptix if called upon by GigOptix with regard to any lawsuit, claim, action, investigation, administrative review or otherwise that may be brought by any third party against GigOptix or any of the Released Parties and which may involve facts or knowledge of which you may be aware as a result of your employment or position with GigOptix.

12.         Nothing contained in this Agreement or the fact that either you or GigOptix has signed this Agreement shall be considered an admission of any liability whatsoever.  This Agreement and all of its terms shall be maintained in strict confidence by you, except that you may disclose the terms of this letter to your accountant, attorney, immediate family members, or as required by law; provided, however, that such persons agree to abide by these confidentiality obligations.  In the event you are compelled to provide or disclose information described in this paragraph, you will provide written notice of such belief, via facsimile and mail, to GigOptix Chief Executive Officer, Dr. Avi S. Katz, no later than seven (7) business days prior to said production or disclosure.  This Agreement shall not be filed with any court and shall remain forever confidential except in an action to enforce or for breach of this Agreement.  If you assert an action to enforce this Agreement or for breach of this Agreement, you shall maintain such confidentiality by whatever means necessary, including, but not limited to, submitting the Agreement to a court under confidential seal.  Your obligations under this Paragraph 12 are subject to your rights under Paragraph 7 of this Agreement.

13.         You acknowledge that the covenants set forth in the Paragraphs 11 and 12 above are essential to GigOptix’ willingness to enter into this Agreement and agree that any breach of any of the covenants set forth in those paragraphs shall constitute a material breach of the Agreement and GigOptix shall be entitled to recover damages for any such breach.  You and GigOptix acknowledge that it would be difficult to ascertain the damages resulting from the breach of the aforementioned paragraphs, and therefore agree that $10,000 shall be presumed to be and be affixed as the amount of damages that would be suffered as a result of each breach of these covenants.  Therefore, in the event that you breach this Agreement with respect to Paragraphs 11 and 12, you shall pay liquidated damages to GigOptix for each breach in the amount of $10,000, recoverable in an action to enforce this Agreement, in addition to any other remedies provided by law.

14.         By signing this Agreement, you hereby represents that you are not aware of any affirmative conduct or the failure to act on the part of GigOptix, its officers, directors, and/or employees concerning GigOptix’ business practices, its reporting obligations, its customers and/or prospective customers, its products, and/or any other any other aspect of GigOptix’ business, which you have any reason to believe rises to the level of unfair, improper and/or unlawful conduct pursuant to any state or federal law, rule, regulation or order, including, but not limited to, the False Claims Act, any rule, regulation or decision promulgated or enforced by the Securities and Exchange Commission, or which has been promulgated or enforced by any other state or federal office or administrative body pursuant to the Sarbanes-Oxley Act of 2002.  Your obligations under this Paragraph 14 are subject to your rights under Paragraph 7 of this Agreement.

15.         This Agreement contains the entire agreement between you and GigOptix regarding these issues, and no representations, commitments or promises have been made which are not expressly set forth in this Agreement.  No modification to this letter shall be valid unless set forth in writing and signed by both you and the Chief Executive Officer of GigOptix, or his designee.  Should any portion of this Agreement be declared void or unenforceable, such portion shall be considered severable from the remainder, the validity of which shall remain unaffected.  Any waiver of any provision of this Agreement shall not constitute a waiver of any other provision hereof unless expressly so indicated in writing.

16.         If any dispute or disagreement arising out of or relating to this Agreement or the breach thereof (or any remaining aspect of your employment or the termination thereof) is not resolved promptly in the ordinary course of business, the dispute shall be settled solely on an individual basis (without the right for any claim to be arbitrated on a class action basis or in a purported representative capacity on behalf of others) by binding arbitration under the JAMS Employment Arbitration Rules & Procedures and the JAMS Policy on Employment Arbitration Minimum Standards of Procedural Fairness in effect at the time written notice of the claim is given, and strictly in accordance with the terms of this Agreement and the substantive and procedural laws of the state in which you were last employed by GigOptix.  A copy of the JAMS rules is available on line at http://www.jamsadr.com/rules-employment-arbitration.  Unless the parties otherwise agree, the parties shall have the same rights to discovery as they ordinarily would have had had this dispute been the subject of a legal action filed in the appropriate court.  The arbitration shall be conducted before one arbitrator at JAMS’ regional office nearest the GigOptix office/facility where you last worked.  The arbitrator in any arbitration shall be experienced in the areas of law raised by the subject matter of the dispute.  Lists of prospective arbitrators shall include retired judges.  Notwithstanding the JAMS rules, (a) any party may strike from a list of prospective arbitrators any individual who is regarded by that party as not appropriate for the dispute; and (b) if the arbitrator appointment cannot be made from the initial list of prospective arbitrators circulated by JAMS, a second and, if necessary, a third list shall be circulated and exhausted before JAMS is empowered to make the appointment.  The arbitrator shall issue a written opinion and shall have full authority to award all remedies which would be available in court.  Judgment upon the arbitrator’s award may be entered and enforced in any court of competent jurisdiction.  The parties hereto knowingly waive and relinquish their respective rights to a jury or court trial of any dispute between them regarding this Agreement.  GigOptix shall bear the costs that are unique to such JAMS arbitration (including, but not limited to, the fees charged by JAMS and/or the arbitrator), except that you will be required to pay the amount of costs which equal but do not exceed the cost of initiating an action in court, and you will be responsible for all your attorneys’ fees and costs.  However, both parties may apply for temporary restraining orders or preliminary injunctions (“temporary equitable relief”) in cases in which such temporary equitable relief would otherwise be authorized by law, and where the party moving for such temporary equitable relief reasonably believes that the courts would more quickly protect its/his/her rights as opposed to filing an action in court and then moving for temporary relief within JAMS forum; provided, however, that once the temporary equitable relief is granted/denied by the court(s), the matter will be submitted to JAMS arbitration where it will remain through judgment as otherwise provided for in this Paragraph 16.  Your obligations under this Paragraph 16 are subject to your rights under Paragraph 7 of this Agreement.

17.          If you request or authorize any prospective future employer to request information about you from GigOptix regarding your past employment, GigOptix’ Chief Executive Officer will respond to such request in a manner which will not reasonably be considered to malign, harm, disparage, or damage your reputation and good name, and will limit the information released to dates of employment and, upon written release, wage information.  Likewise, you will speak of GigOptix and respond to requests for information about GigOptix and your past employment in a manner which will not reasonably be considered to malign, harm, disparage, or damage GigOptix’ reputation and good name, orally or in writing.

18.         In compliance with the requirements of the Age Discrimination in Employment Act (ADEA), as amended by the Older Workers’ Benefit Protection Act of 1990, you acknowledge by your signature below that, with respect to the rights and claims waived and released herein under the ADEA, you read and understand this Agreement and specifically understand the following:

(a) That you are advised to consult with an attorney before signing this Agreement;

(b) That your are releasing GigOptix and the Released Parties from, among other things, any claims which he/she might have against any of them pursuant to the ADEA, as amended;

(c) That the releases contained in this Agreement do not cover the rights or claims that may arise after the date on which you executed this Agreement;

(d) That you have been given a period of twenty-one (21) days in which to consider this Agreement, although you may choose voluntarily to execute this Agreement earlier; and

(e) That you may revoke this Agreement during the seven (7) day period following the date of your execution of this Agreement; provided, however, you acknowledge and understand that any revocation of this Agreement by you must be made in writing and hand (or personally) delivered to GigOptix marked PERSONAL AND CONFIDENTIAL, Attention: Avi S. Katz.  This Agreement will not become binding and effective until the seven (7) day revocation period has expired (“Effective Date”).

Sincerely,

Avi Katz, Chief Executive Officer

I have read and understand this Agreement and knowingly and voluntarily accept and agree to its terms for the purpose of receiving the Enhanced Separation Package.

Curt Sacks

Dated: